As filed with the Securities and Exchange Commission on August 24, 2004

Registration No. 333-115706

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1
to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARTEK BIOSCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-1399362
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6480 Dobbin Road
Columbia, Maryland 21045
(410) 740-0081
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Henry Linsert, Jr.
Chief Executive Officer
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045
(410) 740-0081
(name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael J. Silver
Hogan & Hartson L.L.P.
111 S. Calvert Street, Suite 1600
Baltimore, Maryland 21202
(410) 659-2700

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion
August 24, 2004

MARTEK BIOSCIENCES CORPORATION

$200,000,000

Debt Securities
Preferred Stock
Common Stock
Warrants

     We will provide the specific terms for each of these securities and their offering prices in supplements to this prospectus. In the case of debt securities, these terms will include, as applicable, the specific designation, aggregate principal amount, maturity, rate or formula of interest, premium, subordination terms, terms of convertibility and terms for redemption. In the case of shares of preferred stock, these terms will include, as applicable, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights. In the case of common stock, these terms will include the aggregate number of shares offered. In the case of warrants to purchase debt securities, preferred stock or common stock, the terms will include term, conversion and exercise prices and other terms. We may sell any combination of these securities in one or more offerings up to a total dollar amount of $200,000,000.

     Our common stock is listed on the Nasdaq National Market under the symbol “MATK.” The closing price of our common stock on the Nasdaq National Market was $57.24 per share on August 23, 2004. None of the other securities are currently publicly traded. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

     You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. We strongly recommend that you read carefully the risks we describe in this prospectus and in the accompanying prospectus supplement for a fuller understanding of the risks and uncertainties that we face. See “Risk Factors” on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is August      , 2004.

SUMMARY

     This summary contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, the prospectus supplement delivered with the prospectus, and the documents incorporated by reference before making an investment decision.

Martek Biosciences Corporation

     Martek Biosciences Corporation is a leader in the development and commercialization of products derived from microalgae. Martek’s current products include nutritional oils used as infant formula ingredients and as nutritional supplements and fluorescent algal pigments used for diagnostic and pharmaceutical research purposes. Martek was founded in 1985. Our principal executive offices are located at 6480 Dobbin Road, Columbia, Maryland 21045. Our telephone number is (410) 740-0081 and our website address is http://www.martekbio.com. Information on our website is not part of this prospectus.

Securities We Are Offering

     We may offer any of the following securities from time to time:

•	debt securities;

•	preferred stock;

•	common stock; or

•	warrants to purchase our debt securities, preferred stock and common stock.

     When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise. The total dollar amount of all securities that we may issue will not exceed $200,000,000. If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities. This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

     Debt Securities. Our debt securities may be senior or subordinated in right of payment and may be convertible into our debt securities, preferred stock, common stock or other securities or property. For any particular debt securities we offer, the applicable prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the conversion terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms. We will issue the senior and subordinated debt securities under separate indentures between us and a trustee we will identify in an applicable prospectus supplement.

     Preferred Stock. We may offer our preferred stock in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms.

     Common Stock. We may offer shares of our common stock. Our common stock currently is traded on the Nasdaq National Market under the symbol “MATK.”

     Warrants. We may offer warrants to purchase our debt securities, preferred stock and common stock. For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of any security to be delivered by us upon exercise; and any other specific terms. We will issue the warrants under warrant agreements between us and one or more warrant agents.

     Listing. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

Ratio of Earnings To Fixed Charges

     The table below presents the ratio of earnings to fixed charges and, where applicable, the coverage deficiency for the six months ended April 30, 2004 and for the last five fiscal years.

	For the Six Months Ended	For the Year Ended October 31,
	April 30,
	2004	2003	2002	2001	2000	1999
	(in thousands)
Interest cost on indebtedness	$383 (1)	$84	$9	$9	$193	$579
Estimated interest expense within rental expense	64	129	111	65	60	56

Total fixed charges	$447	$213	$120	$74	$253	$635

Income (loss) before income taxes	$6,750	$15,992	$(24,233)	$(13,702)	$(15,727)	$(14,848)
Fixed charges per above included in income (loss) before income taxes	77	213	120	74	253	635

Income (loss) before income taxes plus fixed charges	$6,827	$16,205	$(24,113)	$(13,628)	$(15,474)	$(14,213)

Ratio of earnings to fixed charges	15.3	76.1	deficiency	deficiency	deficiency	deficiency

Coverage deficiency			$(24,233)	$(13,702)	$(15,727)	$(14,848)

(1)	Includes $370,000 of interest capitalized in connection with current construction projects.

RISK FACTORS

     Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth herein and in the accompanying prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and the additional information in the other reports we file with the SEC.

If we are unable to successfully expand and scale-up our production capacity or enter into favorable agreements with third parties to produce our oils or if our suppliers fail to produce and supply us with adequate amounts of oil, our customers may not be able to obtain a sufficient supply of DHA and ARA from us, and our future revenues from these products may be limited.

     To meet our customers’ projected demand for our nutritional oils that are used to supplement infant formulas, we have developed a process for the large-scale production of our oils at our Winchester, Kentucky and Kingstree, South Carolina manufacturing plants. We estimate the worldwide infant formula market to be approximately $8.5 billion to $9.5 billion. If our licensees were to penetrate 100% of this market with DHA and ARA supplemented formulas, we estimate that we would receive greater than $400 million in revenues annually from these sales. To date, we believe our licensees’ products containing our oils have penetrated approximately 30% to 35% of the worldwide infant formula market. Our sales into the non-infant nutritional supplement and food and animal feed markets to date have been less then $10 million annually. Although we have produced significantly more nutritional oils than our customers’ initial projections, accelerated market demand and a shortage of ARA from DSM that began in the first quarter of fiscal 2004, have caused a production shortfall. Previously, we requested from our customers that they provide us with longer lead-times to fill their orders. Even with the longer lead-times and an increase in production each quarter, we continue to limit the orders we accept. To the extent that demand continues to exceed our current production capabilities, we may be unable to provide the required quantities of oil cost-effectively and may experience backlogs or our customers may seek alternative sources of supply. Although some of our licensees have a right to manufacture DHA and ARA, we are not aware of any of our licensees doing so or preparing to do so. Currently, our annualized production capacity, together with DSM’s production capacity at its Capua, Italy facility, is approximately $170 million in annualized sales. We are in the process of expanding production capacity at our newly acquired plant in Kingstree, SC and DSM is expanding its capacity in Belvidere, NJ. On May 16, 2004, DSM’s Belvidere, NJ facility experienced a fire in an outside dust collection unit, which caused a temporary shutdown of the ARA production line at the Belvidere facility. The resulting production loss of ARA will cause a reduction in revenue to Martek during the third quarter of fiscal 2004 that is currently estimated to be between $7 and $9 million. DSM has restarted the production line at the Belvidere facility; however, the fire is now expected to result in a slowing of the pace by which DSM will ramp up further production capacity at Belvidere, which is likely to reduce the volume of ARA deliveries to Martek in the fourth quarter of fiscal 2004 from formerly anticipated levels. It is not expected that the fire will have a long-term effect on DSM’s overall ARA production capacity. We anticipate annualized production capacity equaling approximately $275 million to $300 million of annualized sales by the end of fiscal 2004 and $500 million of annualized sales by the second half of fiscal 2005. Our ability to maintain commercial production at these higher levels has not been successfully tested. As we increase our production at our Kingstree plant, we may encounter many risks associated with our commercial manufacturing such as:

•	the construction phase of our fermentation expansion at our Kingstree plant may not be completed in the timeframe that we have planned or at the projected cost;

•	problems processing, handling and shipping the higher quantities of oil produced from our expanded facilities;

•	the costs of expanding, operating and maintaining our production facilities exceeding our expectations;

•	product defects;

•	higher than anticipated product losses;

•	environmental and safety problems resulting from our production process; and

•	additional regulatory issues relating to the scale up of our production process may arise.

     If we were to experience any one or more of these problems, there could be a material adverse effect on our business, financial condition, and/or results of operations.

     If we are: (a) unable to cost effectively manufacture our DHA-containing oil at our Winchester and Kingstree plants; (b) unable to successfully expand our production at our Kingstree facility; (c) unable to enter into other satisfactory third-party manufacturing agreements; or (d) our licensees are unable to find alternative sources for our DHA, our future revenues from sales of DHA may be limited.

     We have entered into an agreement with a third-party manufacturer, DSM to supply (except for limited rights that Martek retains) our ARA out of its plants in Capua, Italy and Belvidere, NJ, which, as stated above, was temporarily shut down due to a fire. The fire has resulted in a slowing of the pace by which DSM will ramp up further production capacity at Belvidere, which is likely to reduce the volume of ARA deliveries to Martek in the fourth quarter of fiscal 2004 from formerly anticipated levels. If DSM fails to supply us with required amounts of ARA under our agreement with them, we would not be able to meet our customers’ demands unless we were able to utilize alternative sources of supply. In this regard, we would have to either manufacture the ARA at one or both of our plants, which may be more costly and would also reduce our DHA oil production capacity, or enter into other third-party manufacturer supply agreements. If we are unable to find alternative supply sources or are unable to cost effectively manufacture the ARA in our Winchester or Kingstree plants, our future revenues from sales of our oils may be limited.

A substantial portion of our nutritional oil products sales are made to three of our existing customers, and if demand by these customers for our nutritional oil products declines, our revenues may materially decline.

     We rely on a substantial portion of our sales of nutritional products to three of our existing customers. Over 85% of our nutritional product sales during the first two quarters of fiscal 2004 were generated by sales of DHA and ARA to three customers. Approximately 60% of these sales were to Mead Johnson and the remaining 40% were to Wyeth and Abbott combined. We cannot guarantee that these customers will continue to demand our nutritional products at current levels. If demand by any of these customers for our nutritional products declines, we may experience a material decline in our revenues.

Failure to effectively manage our growth could disrupt our operations and prevent us from generating the revenues and gross profit margins we expect.

     In response to current and projected levels of demand for our nutritional oils, we have been actively working to accelerate our production build-out plans. To manage our growth successfully we must implement, constantly improve and effectively utilize our operational and financial systems while expanding our production capacity and workforce. We must also maintain and strengthen the breadth and depth of our current strategic relationships while developing new relationships. Our existing or planned operational and financial systems may not be sufficient to support our growth; we may not successfully control production costs and maintain current and anticipated gross profit levels; and our management may not be able to effectively identify, manage and exploit existing and emerging market opportunities. If we do not adequately manage our growth, our business and future revenues will suffer.

Our oils are very sensitive to oxidation and are not very compatible with most liquid or dry foods that are currently on the market. If economical methods are not developed to successfully incorporate our oils into various food and beverage applications, we may never be able to gain large scale entry into the food and beverage market.

     Although we believe that the food and beverage market could be a large market for DHA fortification with our DHA-S oil, the potential in this market could be limited if methods are not developed that allow good compatibility of our DHA-S oil with various foods and beverages. The flavor, texture and stability of finished products, such as cereals, milk and nutritional bars enriched with our oils, have not yet been successfully established. Even if we can successfully incorporate our oils, into foods and beverages, manufacturers of these products will have to develop methods to demonstrate feasibility in their production process. The timing and extent of our sales into the food and beverage market, therefore, are dependent not only on market demand, but also on manufacturing issues over which we have no control.

Since infant formula pricing is very competitive, the premium that our oils adds to the cost of the formula may never allow it to be priced at levels that will allow worldwide acceptance by consumers.

     Infant formula pricing is very competitive and the market is very sensitive to product price changes. Because the inclusion of our oils into infant formula may add 10% to 20% to the retail cost of standard infant formula, there is the risk that our licensees may not be able to sell supplemented products at prices that will allow them to gain broad market acceptance while, at the same time, remaining profitable. This may lead to price pressure on us. If we have to reduce our prices, we may not be able to sell products at a price that would enable us to be profitable. We are prohibited from granting a license to any party for the inclusion of our nutritional oils in infant formula with payment terms or royalty rates that are more favorable than those provided to the licensees under the terms of several of our current license agreements without either the written consent of those current licensees or prospectively offering such new more favorable terms to those current licensees. None of our license agreements requires our licensees to purchase any minimum amount of products from us now or in the future, and certain of our license agreements allow our licensees to manufacture our products themselves or purchase nutritional oils from other sources.

If market demand for our products continues to grow, we will need significant additional capital to expand our production capability. We may also need additional capital in the future to continue our research and development efforts, to conduct product testing, including preclinical and clinical trials, and to market our products.

     Our nutritional oil sales are increasing, and meeting, projected demand will require expanding our production capability for our nutritional oils. We are now in the process of expanding at our Kingstree facility. Further enhancements to improve production and capacity at the Winchester facility are also continuing. As of April 30, 2004, we had approximately $54.6 million in cash, cash equivalents and short-term investments as well as the unused portion of our revolving credit facility of $33.0 million available to meet future capital requirements. In addition, as of April 30, 2004, we believe that up to approximately $50-60 million may be needed over the ensuing 12 months to complete the expansion of our production capacity. We also may require additional capital to fund our research and development, product testing, and marketing activities. The timing and extent of our additional cash needs will primarily depend on: (a) the timing and extent of future launches of infant formula products containing our oils by our licensees; (b) the timing and extent of introductions of DHA into foods and/or nutritional supplements for children and adults; (c) whether or not we enter into collaborations with other third parties to produce our nutritional oils; and (d) our ability to generate profits from the sales of our nutritional products.

     To continue to fund our growth, we may pursue various sources of funding, which may include debt financing, equity issuances, asset based borrowing, lease financing, and collaborative arrangements with partners. In January 2004, we established a three-year secured revolving credit facility of $85 million. In May 2004, we amended and expanded this credit facility to $100 million. This debt financing arrangement will require us to comply with financial covenants, which we may not be able to meet if demand for our product were to drop, there was a significant change in our financial position or if our cash needs are greater than we currently anticipate. Additionally, funding from other sources may not be available, or may not be available on terms that would be commercially acceptable or permit us to continue the planned commercialization of our products or expansion of our production capacity. Future equity issuances may be dilutive to our existing shareholders. If we obtain funds through collaborative or strategic partners, these partners may require us to give them technology or product rights, including patent rights that could ultimately diminish our value. If we cannot secure adequate funding, we may need to scale back our research, development, manufacturing, and commercialization programs, which may have a material adverse affect on our future business.

The market price of our common stock may experience a high level of volatility due to factors such as its relative illiquidity, the volatility in the market for biotechnology stocks generally, and the effect of short-term events like product launches and license announcements.

     We are a public growth company in the biosciences sector. As frequently occurs among these companies, the market price for our common stock may experience a high level of volatility. During the fifty-two week period ending April 30, 2004, our common stock traded between $69.20 and $32.19 per share. During the fifty-two week period ending April 30, 2003, our common stock traded between $34.03 and $12.63 per share. The following are examples of items that may significantly impact the market price for our common stock:

•	announcements of technical innovations, new commercial products and product launches;

•	arrangements or strategic partnerships by us or our competitors;

•	announcements of license agreements, acquisitions or strategic alliances;

•	patent or other intellectual property achievements or adverse developments;

•	quarterly fluctuations in our results of operations;

•	failure or delay in expansion and scale-up of our commercial manufacturing or failure or delay of our third party manufacturers in expansion and scale up of their commercial manufacturing;

•	failure to enter into favorable third-party manufacturing agreements;

•	announcements of product launches by competitors;

•	regulatory decisions (approvals or disapprovals) or changes concerning our products and our competitors’ products;

•	changes in estimates of our financial performance or changes in recommendations by securities analysts; and

•	general market conditions for growth companies and bioscience companies.

     Because we may experience a high level of volatility in our common stock, you should not invest in our stock unless you are prepared to handle a significant loss of your capital. At any given time, you may not be able to sell your shares at a price that you think is acceptable.

     The market liquidity for our stock is relatively low. As of April 30, 2004, we had 29,245,272 shares of common stock outstanding. The average daily trading volume in our common stock during the fifty-two week period ending April 30, 2004 was 557,087 shares. Although a more active trading market may develop in the future, the limited market liquidity for our stock may affect your ability to sell at a price that is satisfactory to you.

If significant shares eligible for future sales are sold, the result may depress our stock price by increasing the supply of our shares in the market at a time when demand may be limited.

     As of April 30, 2004, we had 29,245,272 shares of common stock outstanding, stock options outstanding to purchase an aggregate of approximately 4.0 million shares of common stock, substantially all of which have exercise prices at below current market prices, and warrants outstanding to purchase up to 64,566 shares of common stock at an exercise price of $19.05 per share. Of these options and warrants, approximately 2.0 million were exercisable at April 30, 2004. Furthermore, we have filed a universal shelf registration statement with the SEC pursuant to which we may issue debt securities, preferred stock, common stock and warrants to purchase debt securities, preferred stock or common stock in an aggregate amount of up to $200 million. To the extent that these options and warrants for our common stock are exercised or we issue additional shares to raise capital in connection with acquisitions or otherwise, the increase in the number of our outstanding shares of common stock may adversely affect the price for our common stock. This could hurt our ability to raise capital through the sale of equity securities. If we continue to require additional outside sources of capital to finance, among other things, our research and development, product testing and the manufacturing and marketing of our products, we may need to raise additional capital through the sale of equity securities.

     We have agreed to issue and register for resale up to 1,931,853 additional shares to former OmegaTech stockholders and option holders pursuant to our Agreement and Plan of Merger with OmegaTech, if certain regulatory and financial milestones are achieved before October 31, 2004. The representative for these interest holders has asserted that shares related to two of these milestones should be issued, an assertion with which we do not agree. While we have not resolved this matter, a substantial number of these additional shares may be issued and become eligible for resale if it is determined that they are required to be issued with respect to these two milestones or the other pending milestone is achieved. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur, which could limit your ability to sell at a price satisfactory to you.

Our current patents may not be able to provide protection against competitive products and we may be unable to protect our intellectual property portfolio in our future.

     European and United States patent authorities have not adopted a consistent policy regarding the breadth of claims allowed for health and bioscience patents. Our issued patents, or patents that we may obtain in the future, may not afford adequate protection against competitors with competing technology because governmental agencies may revoke our patents or may limit the scope of our patents. If this happens, companies may be able to produce products using our previously patented technology. A number of our competitors have challenged our patents, particularly in Europe:

•	Aventis S.A. and Nagase & Co. Ltd. are challenging our European patent covering our DHA-containing oils. At a hearing in October 2000, the Opposition Division of the European Patent Office revoked our patent on the grounds that it was not novel. We immediately appealed this ruling, and in July 2002 we received a positive ruling from an Appeal Board of the European Patent Office (EPO), setting aside the prior decision to revoke this patent. Consistent with our request, the patent has been returned to the Opposition Division for a determination as to whether it has met the legal requirement of “inventive step.” A hearing of the Opposition Division is now scheduled for November 2004. During this process, the patent will remain in full force and effect. The appeal process is not expected to be completed until sometime in 2006.

•	BASF A.G., Friesland Brands B.V., and Suntory Limited have filed in the European Patent Office their grounds for opposing our ARA patent issued by the EPO. The validity of the patent is unaffected by these filings. An initial hearing at the Opposition Division is scheduled for November 2004. The opposition process is not expected to be completed until sometime in 2006.

•	With respect to our blended-oil (blend of DHA and ARA oils for use in various applications, including infant formula) patent issued by the EPO, BASF AG, Friesland Brands B.V., and Suntory Limited have filed their grounds for opposing this patent with the Opposition Division of the EPO. The validity of the patent is unaffected by these filings. An initial hearing at the Opposition Division is scheduled to be held in November 2004. The opposition process is not expected to be completed until sometime in 2006.

•	Aventis Research and Technologies GmbH & Co. KG and Nagase Limited have filed in the EPO their grounds for opposing our patent covering the DHA-containing oils that we assumed in the OmegaTech purchase. At a hearing in December 2000, the Opposition Division of the EPO upheld some of the claims and revoked other claims. OmegaTech immediately appealed this ruling, as did Aventis. During the appeal process, the patent will remain in full force and effect. The appeal process may not be completed until sometime in 2006.

•	On September 23, 2003, we filed a patent infringement lawsuit in the U.S. District Court in Delaware against Nutrinova Inc., Nutrinova Nutrition Specialties & Food Ingredients GmbH, Celanese Ventures GmbH, and Celanese AG alleging infringement of two of our U.S. patents. The lawsuit alleges that Nutrinova and Celanese have been making, using, offering to sell, selling and/or importing into the United States DHA that is made by a process and employs compositions that infringe our patents. On October 24, 2003, Nutrinova and Celanese filed counterclaims alleging inequitable conduct and invalidity, unenforceability and/or noninfringement of all of our U.S. patents and rights. We filed a second patent infringement suit involving Nutrinova in Germany on January 16, 2004. Named as defendants were Nutrinova Nutrition Specialties and Food Ingredients GmbH and Celanese Ventures GmbH. The complaint alleges infringement of our European patent relating to DHA-containing oils. A hearing is now scheduled to be held in December 2004.

     If any of the challenges described above or any other challenges to our patents which may arise in the future are successful, our competitors may be able to produce our products and, as a result, we may experience decreases in the future sales of our nutritional oils, decreases in the revenues on sales of infant formula containing our oils and decreases in license fees related to our oils. If our products are found to infringe on the intellectual property rights of others, we may have to pay substantial damages. The revocation of our European DHA patent, ARA patent or blended-oils patent could result in a decrease in revenues under our license agreements.

     We expect that in the future, as our nutritional oils continue to be commercialized, opposition to our intellectual property by our competitors will continue and most likely increase. We believe that challenges to our suite of U.S. patents may arise in the future. We may incur substantial costs in the future protecting and defending our patents and cannot be sure that we will be able to successfully defend our patents or that our competitors will not be able to “design around” our intellectual property.

We are aware of several products that are currently available, and products under development, that may present a serious competitive threat to our products.

     Our success depends upon achieving and maintaining a superior competitive position in infant formula and adult nutritional product markets. Many potential competitors, which include companies such as BASF, Suntory Limited, Celanese Ventures and Nagase & Co. Ltd., have substantially greater research and development capabilities, marketing, financial and managerial resources and experience in the industry. If a competitor develops a better product or technology, our products or technologies may be rendered obsolete.

     We believe that, to date, we have developed the purest forms of DHA and ARA oils commercially available; however, we are aware that other sources of DHA and ARA are available. Specifically:

•	the Ross Products Division of Abbott Laboratories filed a Generally Recognized As Safe notification on January 2, 2002 seeking FDA concurrence that its fish oil source of DHA and its fungal source of ARA are Generally Recognized As Safe when used as ingredients in infant formula. At this time, the notification continues to be under consideration by the FDA;

•	some infant formulas now on the market outside the United States use DHA derived from other sources, such as fish or eggs. Only a very small percentage of supplemented infant formulas currently marketed outside the United States contain DHA and ARA that have not been produced by us;

•	some baby food products now on the market in the United States use DHA derived from eggs;

•	fish oil based products currently dominate the adult DHA supplement market;

•	we are aware that Nutrinova is actively marketing a DHA-rich microalgal oil to the food and beverage and dietary supplement markets in the United States and Europe. We have filed a patent infringement suit against Nutrinova in both the United States and Germany;

•	we are aware that other companies are developing plant-based DHA and other companies are developing chemically synthesized DHA; and

•	we are aware of the development of microencapsulated fish oil products by several large companies, including BASF and F. Hoffman-LaRoche Ltd. Although microencapsulation of the oil resolves much of the odor, stability and taste issues found with fish oil, a microencapsulated product currently is significantly more costly than regular fish oil. Because fish oil is significantly less costly than our DHA oil, fish oil may present a substantial competitive threat.

To date, no other sources of DHA and ARA have received clearance from the FDA for inclusion in U.S. infant formulas.

Experts differ in their opinions on the importance of DHA and ARA in infant formula. Some experts feel that they are not necessary ingredients for infant development and that supplemented formulas will remain a premium product and never gain widespread acceptance. If this occurs, or if clinical trials that are now ongoing do not yield positive results on the benefits of DHA on cardiovascular or other health problems, our future revenues may be limited in the infant formula market, foods market and the nutritional supplement market.

     Ultimately our success in the infant formula industry depends on growing acceptance of our nutritional oils as necessary or beneficial additives to infant formulas. Notwithstanding existing clinical results that have demonstrated the beneficial effects of adding our nutritional oils to infant formula, some experts in the field of infant nutrition do not believe that our nutritional oils are necessary or that they provide any long-term beneficial effects. There have also been clinical studies where no beneficial effects have been found, possibly due to dose, duration or other factors. Experts generally recommend that mothers breastfeed rather than use infant formulas whether or not they contain our nutritional oils. Some experts also believe that infant formula without our oils contains sufficient precursor fats that infants can convert into DHA and ARA as needed. In addition, some physicians are unimpressed by studies showing that infant formulas fortified with our oils improve infants’ cognitive ability at early ages, suggesting that these results may not carry over to improved results later in life. Due to these differences in opinion, we are subject to the risk that the use of DHA and ARA in infant formula may never gain widespread acceptance worldwide. As of April 30, 2004, our products have been in the U.S. infant formula market for approximately 26 months and we believe that these products have penetrated approximately 60% of the U.S. infant formula market. Internationally, our products have been included in term infant formula in over 30 countries. Many of these introductions have occurred in the last 3 to 4 years. We estimate that our products have penetrated approximately 30% to 35% of the worldwide infant formula market. Combined, these markets brought us revenues of approximately $107.3 million in fiscal year 2003 and $66.2 million in the first six months of the fiscal year 2004.

     In addition to sales into the infant formula market, approximately 2% of our fiscal 2003 and first six months of fiscal 2004 nutritional product revenues came from sales of our nutritional oils to the adult supplement market. Investigators at universities and at other research centers, such as the National Institutes of Health, have observed a relationship between low levels of DHA and a variety of health risks. We are currently trying to establish what contribution, if any, supplementation with our oils will make in addressing these problems. Although clinical data are not required to market food ingredients or nutritional supplements outside of the infant formula market, we believe that further clinical studies are needed to validate the benefits of DHA supplementation. Accordingly, we are sponsoring studies to further investigate the potential benefit of DHA supplementation on cardiovascular health and we are aware of research being conducted regarding the impact of DHA supplementation on certain visual and neurological disorders. Unless these studies, which are more extensive than earlier pilot studies, establish and quantify the positive impact of DHA supplementation, we may only have a limited adult market opportunity.

Our business would be harmed if we fail to comply with applicable good manufacturing practices as required by the FDA.

     In connection with the manufacture of certain of our products, we are required to adhere to applicable current “good manufacturing practice” (“GMP”) requirements as required by the FDA. GMP regulations specify component and product testing standards, control quality assurance requirements and records and other documentation controls. As the manufacturer of DHA and ARA that are marketed as dietary supplements and used as ingredients in infant formulas sold in the United States, and may be used in food and beverages, we are subject to GMP and various other requirements applicable to such products. There can be no assurance that we will be able to continue to manufacture our nutritional oils in accordance with relevant dietary supplement and infant formula requirements for commercial use. Ongoing compliance with GMP and other applicable regulatory requirements is monitored through periodic inspections by state and federal agencies, including the FDA and comparable agencies in other countries. A determination that we are in violation of such GMP and other regulations could lead to an interruption of our production output and the imposition of civil penalties, including fines, product recalls or product seizures, and, in the most egregious cases, criminal sanctions.

Our corporate compliance program cannot guarantee that we are in compliance with all potentially applicable federal and state regulations.

     Our business is subject to extensive federal and state regulation. Current products and products in development cannot be sold if we or our customers do not obtain or maintain regulatory approvals. While we have developed and instituted a corporate compliance program, we cannot assure you that we or our employees are or will be in compliance with all potentially applicable federal and state regulations. If we fail to comply with any of these regulations a range of actions could result, including, but not limited to, the failure to approve a product candidate, restrictions on our products or manufacturing processes, including withdrawal of our products from the market, significant fines, or other sanctions.

Our business exposes us to potential product liability claims and recalls, and our insurance may not provide adequate coverage.

     Our development, manufacture and marketing of products involve an inherent risk of exposure to product liability claims, product recalls, product seizures and related adverse publicity. In addition, as only a small amount of our oils resides in our customers’ end product, a recall of our oils could impact a much larger recall of our customers’ end products. Insurance coverage is expensive and difficult to obtain, and we may be unable to obtain coverage in the future on acceptable terms, if at all. Although we currently maintain product liability and recall insurance for our products in the amounts we believe to be commercially reasonable, we cannot be certain that the coverage limits of our insurance policies or those of our strategic partners will be adequate. If we are unable to obtain sufficient insurance at an acceptable cost, if a successful product liability claim is made against us, or if there is a product recall, whether fully covered by insurance or not, our business and future sales could be adversely impacted.

Our opportunity in the U.S. infant formula market may be limited by the adoption rate of supplemented formulas into the Women, Infants and Children (WIC) Program.

     We estimate that our total U.S. market opportunity for sales of supplemented infant formula to be over $140 million and that approximately $70 million of this opportunity will come from WIC-funded sales. Most WIC state agencies provide only one brand of infant formula to its participants, depending on which company has the rebate contract in a particular state. Since early 2002, approximately 45 state WIC programs have adopted a brand of infant formula supplemented with our oils. WIC is a federal grant program that is state administered for the benefit of low-income nutritionally at risk women, infants and children. If our licensees do not attempt to gain adoption of a supplemented brand of infant formula in other states, other state WIC agencies do not agree to adopt a supplemented infant formula into their WIC program, supplemented formulas are removed from WIC programs that previously adopted them, or if any of our licensees fail to renew, in a timely fashion, their contract awards from WIC agencies for the adoption of a supplemental infant formula, then our future revenues from supplemented infant formula sales in the U.S. would be limited.

Our manufacturing process involves the handling of hazardous material and the mishandling of these hazardous materials could result in substantial costs and harm to our business.

     In connection with our research and manufacturing activities, we utilize some hazardous materials. We are subject to federal, state and local laws and regulations governing the use, storage, handling and management of hazardous materials and specified waste products. The cost of compliance with these laws and regulations could be significant. Moreover, we could be subject to loss of our permits, government fines or penalties and/or other adverse governmental action if such hazardous materials are used, stored, handled or otherwise managed in violation of law or any permit. In addition, we could be subject to liability if hazardous materials are released into the environment. A substantial fine or penalty, the payment of significant environmental remediation costs or the loss of a permit or other authorization to operate or engage in our ordinary course of business could result in material, unanticipated expenses and the possible inability to satisfy customer demand for our nutritional oils.

     On March 12, 2003, an explosion occurred at a public wastewater treatment works in Winchester, KY, resulting in property damage. On April 8, 2003, we received a report from the state fire marshal that concluded that the incident resulted from the introduction of n-hexane into the local sewer system. We use n-hexane in the production process for our DHA oil. The state fire marshal report did not rule out other possible contributors to the incident. Although n-hexane was found at the site of the incident, there are other factors which need to be considered, including the presence of other flammable substances that were not discharged from our plant and existing conditions at the plant. Production at our facility has not been negatively impacted by these events. We have entered into discussions with the Winchester Municipal Utilities Commission (WMU) and its insurer as to our financial responsibility, if any, for property damage. We have received and are analyzing information from the utility and its insurer concerning the details of the incident. We have entered into an agreement with the city of Winchester, WMU, and WMU’s insurer to extend any applicable statute of limitations and allow the parties to continue discussing this matter. We learned in March 2004 that the federal Environmental Protection Agency, utilizing personnel from its Criminal Investigation Division, had asked questions relating to the explosion at the wastewater treatment plant and n-hexane. Current and former employees have recently testified before a federal grand jury that is investigating the matter. We have accrued approximately $600,000 as an estimate of costs that we may incur as a result of this incident, including approximately $200,000 recorded during the three months ended April 30, 2004. Through April 30, 2004, we have incurred approximately $278,000 in legal fees related to the incident, which were applied to the liability. In addition to any potential liabilities for property damage, this incident resulted in the delay of the issuance of certain permits required for the expansion of our existing Winchester plant and was a consideration in our decision to begin immediate expansion at our Kingstree, SC plant. While we cannot be certain of the ultimate outcome of our discussions with WMU and its insurer or the EPA and grand jury activity, we believe that they will not have a material adverse impact on our production, financial condition or results of operations.

The integration of FermPro’s operations with Martek’s operations may be difficult, which could harm our results of operations.

     On September 5, 2003, we completed the transaction to purchase certain assets and assume certain liabilities of FermPro. Martek Biosciences Kingstree Corporation (“Martek Kingstree”) was formed as a wholly-owned subsidiary of Martek Biosciences Corporation for the purpose of holding the assets and assumed liabilities we acquired from FermPro. We are in the process of integrating our operations with the operations of the former FermPro business. This integration may be more expensive than anticipated or take longer than planned. If there are delays or unexpected costs involved with the integration, these could have a material adverse effect on our business and financial results. The difficulties involved in integrating the former FermPro business, which could be substantial, include the following:

•	management and key personnel could be distracted from the day-to-day business of managing Martek;

•	implementing uniform controls, systems and procedures, especially information and accounting systems, could be costly and time-consuming;

•	key officers, sales and customer support personnel may not be satisfied or happy with Martek and may elect to leave; and

•	expansion at the Kingstree facility may further complicate integration of operations.

We have not yet generated a sustained revenue stream to be a viable business in the long-term.

     We experienced net operating losses in each annual period since our inception through fiscal 2002. As of April 30, 2004, we had an accumulated deficit of $104.8 million. Our balance of cash, cash equivalents and short-term investments at April 30, 2004 was $54.6 million. Although these resources, along with a $100 million secured revolving credit facility expiring in 2007 should allow us to meet our current operating needs and planned capital expenditures for at least the ensuing 12 to 18 months, we must achieve sustained profitability to generate the cash necessary to be a viable business in the long term, and at this time we have not yet generated a sustained source of revenue to achieve this.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may offer, from time to time, in one or more offerings:

•	our debt securities;

•	shares of our preferred stock;

•	shares of our common stock; or

•	warrants to purchase our debt securities, preferred stock or common stock.

     The total offering price of these securities will not exceed $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add or update information contained in this prospectus.

     We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement, portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Exchange Act file number for our SEC filings is 000-22354. You may read and copy the registration statement and any other document we file at the following SEC public reference room:

Judiciary Plaza
450 Fifth Street, N.W.
Rm. 1024
Washington, D.C. 20549

     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

     The SEC allows us to “incorporate by reference” the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of our securities under this prospectus is completed or withdrawn:

•	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2003, as amended by Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended October 31, 2003;

•	Our Definitive Proxy Statement filed on February 11, 2004;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2004;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2004, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2004;

•	Our Current Reports on Form 8-K filed on February 4, April 13, April 19, May 20, May 21, and June 10, 2004;

•	All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering; and

•	The description of our common stock contained in our Form 8-A filed on November 5, 1993, including any amendments or reports filed to update such information.

     We are not, however, incorporating by reference any documents, or portions of documents, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 9 or 12 of Form 8-K.

     We will provide a copy of the documents we incorporate by reference, at no cost, to any person, including any beneficial holder, who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 6480 Dobbin Road, Columbia, Maryland 21045, Attention: Investor Relations, (410) 740-0081.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus, any prospectus supplement and the documents incorporated herein by reference, contain forward-looking statements. Additional written or oral forward-looking statements may be made by us from time to time in filings with the SEC or otherwise. The words “believe,” “expect,” “anticipate,” and “project” and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements may include, but are not limited to, information regarding regulatory approval of our product candidates, market size for our products, timing of regulatory approvals and commercial introduction of our products, potential results of clinical trials and production capacity for our products. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Statements in this prospectus, including the risk factors incorporated by reference in this prospectus or set forth in any accompanying prospectus supplement describe factors, among others, that could contribute to or cause such differences.

USE OF PROCEEDS

     Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sales of securities to provide additional funds for general corporate purposes, including capital expenditures relating to the expansion of our production capacity. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid.

DESCRIPTION OF COMMON STOCK

     The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that we may offer under this prospectus. For the complete terms of our common stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware may also affect the terms of our common stock.

General

     Our certificate of incorporation provides that we have authority to issue 100,000,000 shares of our common stock, par value $0.10 per share. At April 30, 2004, there were 29,245,272 shares of common stock issued and outstanding. In addition, 4.0 million shares of common stock were issuable upon exercise of stock options outstanding and 64,566 shares of common stock were issuable upon the exercise of warrants outstanding on that date. The outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights

     Each holder of common stock is entitled to attend all special and annual meetings of the stockholders and to vote upon any matter, including, without limitation, the election of directors. Holders of common stock are entitled to one vote per share.

Liquidation Rights

     In the event of any dissolution, liquidation or winding up of Martek, whether voluntary or involuntary, the holders of common stock will be entitled to participate in the distribution of any assets remaining after we have paid all of our debts and liabilities and have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.

Dividends

     Dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith when and as declared by the board. To date we have not paid dividends on our common stock. Our secured revolving credit facility restricts our ability to pay dividends.

Other Rights and Restrictions

     The holders of common stock have no preemptive or subscription rights to purchase additional securities issued by us, nor any rights to convert their common stock into other of our securities or to have their shares of common stock redeemed by us. Our common stock is not subject to redemption by us. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable.

Listing

     Our common stock is listed on the Nasdaq National Market under the symbol “MATK”.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Stockholder Rights Agreement

     In January 1996, our board adopted a Rights Agreement which was amended in November 1998 (the “Rights Agreement”). The Rights Agreement is designed to deter any potential coercive or unfair takeover tactics in the event of an unsolicited takeover attempt. It is not intended to prevent a takeover of us on terms that are favorable and fair to all stockholders and will not interfere with a merger approved by the board of directors. Each right entitles stockholders to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $150.00. The rights will be exercisable only if a person or a group acquires or announces a tender or exchange offer to acquire 20% or more of our common stock or if we enter into other business combination transactions not approved by the board of directors. In the event the rights become exercisable, the rights plan allows for our stockholders to acquire our stock or the stock of the surviving corporation, whether or not we are the surviving corporation, having a value twice that of the exercise price of the rights. The rights will expire no later than February 7, 2006. If approved by our board, the rights may be redeemed for $.001 per right or exchanged into our common stock.

Limitations of Director Liability

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Delaware law does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of directors to us and our stockholders to the full extent permitted by Delaware law. Specifically, directors are not personally liable for monetary damages to us or our stockholders for breach of the director’s fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Indemnification

     To the maximum extent permitted by law, our certificate of incorporation provides for mandatory indemnification of directors and officers against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer. In addition, we must advance or reimburse directors and officers for expenses they incur in connection with indemnifiable claims. We also maintain directors’ and officers’ liability insurance.

DESCRIPTION OF PREFERRED STOCK

     The following description of our preferred stock, together with the additional information we include in any prospectus supplements, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus. For the complete terms of our preferred stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware, as amended, may also affect the terms of our common stock.

General

     We are authorized to issue 5,000,000 shares of preferred stock, par value $.01, of which 300,000 preferred shares have been designated as Series A Junior Participating Preferred Stock, par value $.01. The Series A Junior Participating Preferred Stock was classified in connection with the establishment of our stockholder rights plan, as described above, and we have issued rights that are in some cases exercisable for shares of Series A Junior Participating Preferred Stock. There are no shares of Series A Junior Participating Preferred Stock issued and outstanding. The Board of Directors has the authority, without any further vote or action by the stockholders, to issue preferred stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences and limitations of such series to the full extent now or hereafter permitted by Delaware law.

Preferred Stock That We May Offer and Sell to You

     Our board is authorized to issue the preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.

     Our board may fix the number of shares constituting any series and the designations of these series. We have issued rights that are in some cases exercisable for shares of our Series A Junior Participating Preferred Stock.

     The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designations relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends will be paid, if any;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

     We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designations for complete information. The prospectus supplement will also contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.

     Voting Rights. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designations.

     Other. Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or other preferred stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock or other preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

     Transfer Agent and Registrar. The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

     We may offer any combination of senior debt securities or subordinated debt securities. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and Wachovia Bank, N.A., as Trustee. Further information regarding the Trustee may be provided in the prospectus supplement. The form for each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

     The prospectus supplement will describe the particular terms of any debt securities we may offer and may supplement the terms summarized below. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures filed as exhibits to the registration statement which includes this prospectus and the description of the additional terms of the debt securities included in the prospectus supplement.

General

     Within the total dollar amount of this shelf registration statement, we may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

     The indentures might not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities offered by this prospectus, and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

     In February 2004, we entered into a three-year $85 million secured revolving credit facility agreement with a group of banks, which we amended in May 2004 to increase this credit facility to $100 million. The new revolving credit facility is collateralized by accounts receivable and inventory. Among other things, it contains restrictions on future debt, the payment of dividends and the further encumbrance of our assets. In addition, the credit facility requires that we comply with specified financial ratios and tests, including minimum coverage and liquidity ratios and maximum leverage ratios. Due to restrictions under existing covenants in our credit facilities, we may be restricted from issuing debt securities without waiver of these restrictions by our lenders. As of April 30, 2004, we have borrowed $67 million under the revolving credit facility under the terms of the agreement. Any debt outstanding on the line of credit in the future will rank senior to any debt we may issue pursuant to this prospectus. Martek’s subsidiaries currently have no debt outstanding but are guarantors to the secured revolving credit facility. Any debt that may be incurred by Martek’s subsidiaries in the future will be structurally senior to the senior and subordinated debt that may be issued pursuant to this prospectus. If we offer debt securities under this prospectus, the applicable prospectus supplement will, if material, update the information in this paragraph regarding other outstanding indebtedness.

     The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest,

•	if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our debt securities, preferred stock or common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

     We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

     The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock and common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

     The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

     If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

     We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

     Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

     If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

     The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

     No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

     The depositary will determine how all securities issued in exchange for a global security will be registered.

     As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

     Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

     The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

     We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

     We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

     Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

     The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger and Sale of Assets

     Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default

     Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to deposit any sinking fund payment when due;

•	failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

     If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

     Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•	the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

     We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

     The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

     Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

     To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

     In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

     We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

     To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

     We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

     We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

General

     The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.

     We may issue, together with other securities or separately, warrants to purchase our debt securities, preferred stock or common stock. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. We have filed the forms of the warrant agreements and the related warrant certificates for each type of warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term “warrant agreement” to refer to any of these warrant agreements. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if material, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

     Each warrant will entitle the holder thereof to purchase for cash the amount of debt securities, the number of shares of preferred stock and the number of shares of common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Enforceability of Rights of Holders of Warrants

     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as a warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.

PLAN OF DISTRIBUTION

     We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors; or

•	directly to investors.

     We will set forth in a prospectus supplement the terms of the offering of the securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Agents

     We may designate agents who agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters

     If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

     Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Direct Sales

     We may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Common Stock

     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

     Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Passive Market Making

     Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered to a level not higher than the highest independent bid, provided that the passive market maker need not lower its bid until its purchases equal or exceed the lesser of two times the NASD’s minimum quotations size for the security or the purchase limitations set forth in Rule 103.

LEGAL MATTERS

     Hogan & Hartson L.L.P., Baltimore, Maryland, will provide us with an opinion as to the legal validity of the securities offered hereby.

EXPERTS

     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended October 31, 2003 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission registration fee	$25,340
Printing and engraving expenses	10,000
Legal fees and expenses	50,000
Accounting fees and expenses	20,000
Trustees fees and expenses	10,000
Miscellaneous expenses	5,000

Total	$120,340

     Item 15. Indemnification of Directors and Officers.

     Under Section 145 of the General Corporation Law of the Sate of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     Article Ninth of Martek’s Certificate of Incorporation provides that Martek will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements with its directors, the registrant is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors, from and against all expense, liability and loss reasonably incurred or suffered by such directors.

     Item 16. Exhibits and Financial Statement Schedules.

     (a) Exhibits:

Exhibit
Number	Description
1.01	Form of Underwriting Agreement**
3.01	Revised Restated Certificate of Incorporation
3.02	Amendment to the Restated Certificate of Incorporation, effective March 14, 1995 (filed as Exhibit 3.1 to the registrant’s registration statement on Form S-3, File No. 33-89760, filed March 15, 1995, and incorporated by reference herein)
3.03	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (filed as Exhibit 4 to Martek’s Form 8-K, File No. 000-22354, filed January 29, 1996, and incorporated by reference herein)
3.04	Amended By-Laws
3.05	Amendment to By-Laws, effective March 14, 1995 (filed as Exhibit 3.2 to the registrant’s registration statement on Form S-3, File No. 33-89760, filed March 15, 1995, and incorporated by reference herein)
3.06	Amendment to By-Laws effective March 2, 2001 (filed as Exhibit 3.06 to the registrant’s Form 10-K, File No. 000-22354, filed January 15, 2002, and incorporated by reference herein)
3.07	Certificate of Amendment to the Restated Certificate of Incorporation (filed as Exhibit 3.07 to the registrant’s quarterly report on Form 10-Q, File No. 000-22354, for the quarter ended January 31, 2002, and incorporated by reference herein)
3.08	Amendment to By-Laws effective April 25, 2002 (filed as Exhibit 3.08 to the registrant’s quarterly report on Form 10-Q, File No. 000-22354 for the quarter ended April 30, 2002, and incorporated by reference herein)
4.01	Specimen Stock Certificate for Common Stock
4.02	Common Stock and Warrant Purchase Agreements, dated May 19, June 1, June 6 and June 8, 1995, by and among Martek and the Selling Stockholders (filed as Exhibit 4.2 to the registrant’s registration statement on Form S-3, File No. 33-93580, filed June 16, 1995, and incorporated by reference herein)
4.03	Warrant No. 1 issued pursuant to Common Stock and Warrant Purchase Agreements and Schedule of Warrants (filed as Exhibit 4.3 to the registrant’s registration statement on Form S-3, File No. 33-93580, filed June 16, 1995, and incorporated by reference herein)
4.04	Form of Rights Agreement dated as of January 24, 1996 between Martek and Registrar and Transfer Company, as Rights Agent (filed as Exhibit 1 to the registrant’s Form 8-K, File No. 000-22354, filed January 29, 1996, and incorporated by reference herein)
4.05	Form of First Amendment to Rights Agreement between Martek and Registrar and Transfer Company, as Rights Agent (filed as Exhibit 99.1 to the registrant’s Form 8-K, File No. 000-22354, filed November 9, 1998 and incorporated by reference herein)
4.06	Form of Senior Indenture (previously filed)
4.07	Form of Subordinated Indenture (previously filed)
4.08	Certificate of Designations of Preferred Stock**
4.09	Form of Preferred Stock Certificate **
4.10	Form of Common Stock Warrant and Warrant Certificate (previously filed)
4.11	Form of Preferred Stock Warrant and Warrant Certificate (previously filed)
4.12	Form of Debt Securities Warrant and Warrant Certificate (previously filed)
5.01	Opinion of Hogan & Hartson L.L.P. (previously filed)
23.01	Consent of Ernst & Young LLP*
23.02	Consent of Hogan & Hartson L.L.P. (included in their opinion filed as Exhibit 5.01) (previously filed)
24.01	Powers of Attorney (previously filed)
25.01	Statement of Eligibility of Trustee on Form T-1 (previously filed)

* Filed herewith. Unless otherwise noted, all other exhibits are incorporated by reference as an exhibit to the registrant’s registration statement on Form S-1 (No. 33-68522) filed on September 9, 1993.

** To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

     The registrant undertakes to provide to each stockholder requesting the same a copy of each exhibit referred to herein upon payment of a reasonable fee limited to the registrant’s reasonable expenses in furnishing such exhibit.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       Provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     (d) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) or Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, State of Maryland on August 24, 2004.

MARTEK BIOSCIENCES CORPORATION

BY:	/s/ Henry Linsert, Jr.

Henry Linsert, Jr. Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Henry Linsert, Jr. Henry Linsert, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2004

/s/ Peter L. Buzy Peter L. Buzy	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 24, 2004

/s/ James Beery * James Beery	Director	August 24, 2004

/s/ Jules Blake, Ph.D. * Jules Blake, Ph.D.	Director	August 24, 2004

/s/ Robert J. Flanagan * Robert J. Flanagan	Director	August 24, 2004

/s/ Ann L. Johnson, M.D. * Ann L. Johnson, M.D.	Director	August 24, 2004

/s/ Douglas J. MacMaster, Jr. * Douglas J. MacMaster, Jr.	Director	August 24, 2004

/s/ John H. Mahar * John H. Mahar	Director	August 24, 2004

/s/ Sandra Panem, Ph.D. * Sandra Panem, Ph.D.	Director	August 24, 2004

/s/ Dr. Richard J. Radmer * Dr. Richard J. Radmer	Director	August 24, 2004

/s/ Eugene H. Rotberg * Eugene H. Rotberg	Director	August 24, 2004

* /s/ Peter L. Buzy Peter L. Buzy	Power of Attorney	August 24, 2004

EXHIBIT INDEX

Exhibit
Number	Description
1.01	Form of Underwriting Agreement**
3.01	Revised Restated Certificate of Incorporation
3.02	Amendment to the Restated Certificate of Incorporation, effective March 14, 1995 (filed as Exhibit 3.1 to the registrant’s registration statement on Form S-3, File No. 33-89760, filed March 15, 1995, and incorporated by reference herein)
3.03	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (filed as Exhibit 4 to Martek’s Form 8-K, File No. 000-22354, filed January 29, 1996, and incorporated by reference herein)
3.04	Amended By-Laws
3.05	Amendment to By-Laws, effective March 14, 1995 (filed as Exhibit 3.2 to the registrant’s registration statement on Form S-3, File No. 33-89760, filed March 15, 1995, and incorporated by reference herein)
3.06	Amendment to By-Laws effective March 2, 2001 (filed as Exhibit 3.06 to the registrant’s Form 10-K, File No. 000-22354, filed January 15, 2002, and incorporated by reference herein)
3.07	Certificate of Amendment to the Restated Certificate of Incorporation (filed as Exhibit 3.07 to the registrant’s quarterly report on Form 10-Q, File No. 000-22354, for the quarter ended January 31, 2002, and incorporated by reference herein)
3.08	Amendment to By-Laws effective April 25, 2002 (filed as Exhibit 3.08 to the registrant’s quarterly report on Form 10-Q, File No. 000-22354 for the quarter ended April 30, 2002, and incorporated by reference herein)
4.01	Specimen Stock Certificate for Common Stock
4.02	Common Stock and Warrant Purchase Agreements, dated May 19, June 1, June 6 and June 8, 1995, by and among Martek and the Selling Stockholders (filed as Exhibit 4.2 to the registrant’s registration statement on Form S-3, File No. 33-93580, filed June 16, 1995, and incorporated by reference herein)
4.03	Warrant No. 1 issued pursuant to Common Stock and Warrant Purchase Agreements and Schedule of Warrants (filed as Exhibit 4.3 to the registrant’s registration statement on Form S-3, File No. 33-93580, filed June 16, 1995, and incorporated by reference herein)
4.04	Form of Rights Agreement dated as of January 24, 1996 between Martek and Registrar and Transfer Company, as Rights Agent (filed as Exhibit 1 to the registrant’s Form 8-K, File No. 000-22354, filed January 29, 1996, and incorporated by reference herein)
4.05	Form of First Amendment to Rights Agreement between Martek and Registrar and Transfer Company, as Rights Agent (filed as Exhibit 99.1 to the registrant’s Form 8-K, File No. 000-22354, filed November 9, 1998 and incorporated by reference herein)
4.06	Form of Senior Indenture (previously filed)
4.07	Form of Subordinated Indenture (previously filed)
4.08	Certificate of Designations of Preferred Stock**
4.09	Form of Preferred Stock Certificate **
4.10	Form of Common Stock Warrant and Warrant Certificate (previously filed)
4.11	Form of Preferred Stock Warrant and Warrant Certificate (previously filed)
4.12	Form of Debt Securities Warrant and Warrant Certificate (previously filed)
5.01	Opinion of Hogan & Hartson L.L.P. (previously filed)
23.01	Consent of Ernst & Young LLP*
23.02	Consent of Hogan & Hartson L.L.P. (included in their opinion filed as Exhibit 5.01) (previously filed)
24.01	Powers of Attorney (previously filed)
25.01	Statement of Eligibility of Trustee on Form T-1 (previously filed)

* Filed herewith. Unless otherwise noted, all other exhibits are incorporated by reference as an exhibit to the registrant’s registration statement on Form S-1 (No. 33-68522) filed on September 9, 1993.

** To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

     The registrant undertakes to provide to each stockholder requesting the same a copy of each exhibit referred to herein upon payment of a reasonable fee limited to the registrant’s reasonable expenses in furnishing such exhibit.